Exhibit 99.2

Avon Announces Early Tender Date Results of Cash Tender Offers and Extension of the Offering of Early Tender Premium

(New York, New York) – August 15, 2016 – Avon Products, Inc. (NYSE: AVP) (“we,” “us,” “our” or “Avon”) announced the early results of its previously announced cash tender offers (each offer, a “Tender Offer” and, collectively, the “Tender Offers”), for its outstanding (i) 5.750% Notes due 2018 (the “5.750% 2018 Notes”), (ii) 4.200% Notes due 2018 (the “4.200% 2018 Notes”), (iii) 6.500% Notes due 2019 (the“2019 Notes”) and (iv) 4.600% Notes due 2020 (the “2020 Notes” and, together with the 5.750% 2018 Notes, the 4.200% 2018 Notes and the 2019 Notes, the “Securities”), and the extension of the offering of the Early Tender Premium (as defined below).
The following table presents the aggregate principal amount of Securities of each series amount accepted and not validly withdrawn as of 5:00 p.m. New York City time, on August 12, 2016 (the “Early Tender Date”):

Title of Security	CUSIP Number	Principal Amount Outstanding	Aggregate Principal Amount Tendered as of the Early Tender Date	Acceptance Priority Level	Series Maximum Tender Amount	Total Consideration(1)
5.750% Notes due 2018	054303AU6	$250,000,000	$103,956,000	1	N/A	$1,050
4.200% Notes due 2018	054303AR3	$250,000,000	71,286,00	2	N/A	$1,020
6.500% Notes due 2019	054303AW2	$350,000,000	$62,938,000	3	$250,000,000	$1,020
4.600% Notes due 2020(2)	054303AX0	$500,000,000	$47,705,000	4	$100,000,000	$950

(1)
Per $1,000 principal amount of Securities. Excludes accrued and unpaid interest up to, but not including, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable, which will be paid in addition to the Total Consideration.

(2)	The interest rate payable on our 4.600% Notes due 2020 is subject to adjustment in the event of a change in credit ratings and is currently at an interest rate of 6.350% per annum.
Avon has accepted for purchase all of the Securities validly tendered at or prior to the Early Tender Date, and the settlement date for such Securities occurred on August 15, 2016 (the “Early Settlement Date”). Subject to the applicable acceptance priority levels and the proration procedures described in the Tender Offer Materials, holders who have not tendered their Securities as of the Early Tender Date are eligible to tender their Securities at or prior to 11:59 p.m., New York City time, on August 26, 2016 (such date and time, as it may be extended by Avon, the "Expiration Time") and receive the applicable Total Consideration noted in the table above, which includes an early tender premium (the "Early Tender Premium") of $30 per $1,000 of Securities validly tendered and accepted for purchase. Securities tendered after the Early Tender Date and at or prior to the Expiration Date may not be withdrawn, unless Avon is required to extend withdrawal rights under applicable law.

Avon has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. to serve as Dealer Managers for the Tender Offers. Global Bondholders Securities Corporation has been retained to serve as the Depositary and Tender Agent for the Tender Offers. Questions regarding the Tender Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect), Citigroup at (800) 558-3745 (toll-free) or (212)723-6106 (collect) and Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-6941 (collect). Requests for the Tender Offer Materials may be directed to Global Bondholder Services Corporation at (212) 430-3774 (collect) or (866) 470-3800 (toll free) or by email at contact@gbsc-usa.com.
Avon is making the Tender Offers only by, and pursuant to, the terms of the Offer to Purchase dated August 1, 2016 (the “Offer to Purchase”) and a related Letter of Transmittal (together, the “Tender Offer Materials”). The Tender Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Avon by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.
Forward-Looking Information
In addition to historical information, this release contains forward-looking statements that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation,” “could,” “will,” “would” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions, expectations, plans and forecasts regarding Avon's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Therefore, you should not rely on any of these forward-looking statements.
Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, other reports and documents we file with the Securities and Exchange Commission and the risks described herein under “Certain Significant Considerations” in the Offer to Purchase. We undertake no obligation to update any forward-looking statements.
All forward-looking statements contained in this release are qualified in their entirety by this cautionary statement. Forward-looking statements speak only as of the date they are or were made, and we do not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
About Avon Products, Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through nearly 6 million active independent Avon Sales Representatives.
Contacts

INVESTORS: Gina Grant 212-282-5320 investor.relations@avon.com or ICR, Inc. Allison Malkin/Caitlin Morahan 203-682-8200	MEDIA: Brunswick Group Claudia Gray (212) 333-3810